Exhibit 99.1
Enterprise Board of Directors Adopts Equity Ownership
Guidelines for Directors and Executive Officers
     Houston, Texas—(January 4, 2010)—Enterprise Products Partners L.P. (NYSE: EPD) today announced that the board of directors of its general partner has approved and adopted equity ownership guidelines for directors and executive officers of the general partner. The guidelines, which became effective January 1, 2010, require non-management directors to own Enterprise Products Partners L.P. units (“EPD units”) having an aggregate value of at least three times the dollar amount of the non-management director’s aggregate annual cash retainer for the most recently completed calendar year. Based on the annual retainer that went into effect January 1, 2010, this equates to at least $225,000 of EPD units.
     The guidelines also require each executive officer (including management directors) to own EPD units with an aggregate value equal to at least three times the officer’s salary for the most recently completed calendar year. However, if any executive officer of Enterprise Products’ general partner also serves as an executive officer of the general partner of Duncan Energy Partners L.P. and/or Enterprise GP Holdings L.P., the value of that officer’s partnership units in such affiliated partnership(s) shall be counted toward the equity ownership requirements described above. To transition into this requirement, each director and executive officer subject to these equity ownership requirements will have until January 1, 2015 to comply.
     “These new equity ownership guidelines reflect our commitment to strong management ownership of the partnership, which is already among the highest in the midstream sector,” said Michael A. Creel, president and chief executive officer of Enterprise Products Partners. “The board’s actions will further align the interests and actions of the directors and executive management with those of our unitholders.”

Enterprise Products Partners L.P. is the largest publicly traded partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. The partnership’s assets include: more than 48,000 miles of onshore and offshore pipelines; approximately 200 million barrels of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet of natural gas storage capacity. Services include: natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil and refined products storage, transportation and terminaling; offshore production platform; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico. For additional information visit www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE: EPE). For more information on Enterprise GP Holdings L.P., visit www.enterprisegp.com.
     This news release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, weather-related events, insufficient cash from operations, market conditions, governmental regulations and factors discussed in Enterprise Products Partners L.P.’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, 713-381-6812 (Investor Relations) Rick Rainey, 713-381-3635 (Media Relations)